Neuro-Hitech Receives Delisting Warning Letter from NASDAQ

NEW YORK, NY - February 22, 2008 - Neuro-Hitech, Inc. (NASDAQ: NHPI), a New York-based biopharmaceutical company focused on developing innovative drugs for the treatment of neurodegenerative diseases, announced today that it had received notice on February 19, 2008 from the NASDAQ Stock Market (“NASDAQ”) that for the previous 10 consecutive trading days, the Company’s market value of its listed securities was below the $35,000,000 minimum required by Marketplace Rule 4310(c)(3)(B).

In accordance with Marketplace Rule 4310(c)(8)(C), the Company has 30 calendar days, or until March 20, 2008, to regain compliance. If, at any time before March 20, 2008, the market value of the listed securities of the Company’s common stock is $35,000,000 or more for a minimum of 10 consecutive business days, the NASDAQ staff will determine if the Company complies with Marketplace Rule 4310(c)(3)(B). If compliance with the rule cannot be demonstrated by March 20, 2008, NASDAQ staff will provide written notification that the Company’s securities will be delisted. At that time, the Company can appeal the staff’s determination to a Listings Qualification Panel.

The notice also stated that the Company does not comply with Marketplace Rule 4310(c)(3)(A) or Marketplace Rule 4310(c)(3)(C), which require minimum stockholders’ equity of $2,500,000, or a net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

The Company has not yet determined what action, if any, it will take in response to this notice. The Company will continue to consider all available options if the market value for its listed securities continues to remain below the minimum required by NASDAQ rules.

Contact:

David Barrett, CFO
Neuro-Hitech, Inc.
212-594-1215